Exhibit 5.1

Attorneys at Law 233 East Redwood Street Baltimore, Maryland 21202-3332 410-576-4000 www.gfrlaw.com

July 22, 2009

Shore Bancshares, Inc.
18 East Dover Street
Easton, Maryland 21601

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 that was filed on February 6, 2009 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and a Pre-Effective Amendment No.1 thereto (the Registration Statement, as amended, is referred to herein as the “Registration Statement”) to be filed with the Commission, for the registration of:  (a) a substitute warrant dated January 9, 2009 (the “Warrant”) to purchase common stock, par value $.01 per share (the “Common Stock”), of Shore Bancshares, Inc., a Maryland corporation (the “Company”); and (b) the 172,970 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares” and together with the Warrant, the “Securities”).  All of the Securities are being registered on behalf of certain security holders of the Company.

The Warrant was issued, and, when issued, the Warrant Shares will be issued, pursuant to:  (a) a Letter Agreement, dated as of January 9, 2009 (the “Initial Letter Agreement”), between the Company and the United States Department of the Treasury (the “Treasury”), which included the Securities Purchase Agreement – Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Initial Letter Agreement; and (b) a Letter Agreement, dated as of April 15, 2009, between the Company and the Treasury (the documents described in items (a) and (b) of this paragraph are collectively referred to herein as the “Purchase Agreement”).

We are acting as counsel for the Company in connection with the registration for resale of the Securities.  We have examined the Registration Statement and Exhibits thereto.  We have also examined and relied upon the Purchase Agreement, the Warrant, the resolutions adopted by the Board of Directors of the Company relating to the matters referred to herein and provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as restated, amended and/or supplemented to date, and such other documents, agreements, instruments and certificates of public officials of the State of Maryland and of officers of the Company as we have deemed necessary for purposes of rendering the opinions set forth below (the foregoing documents are collectively referred to herein as the “Documents”).

In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent therewith, that all Documents submitted to us as originals are authentic, all Documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all such Documents are genuine, all public records reviewed or relied upon by us or on our behalf are true and complete, all statements and information contained in the Documents are true and complete, and all signatories to the Documents were legally competent to do so.

Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

1.           The Warrant has been duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in an action at law or suit in equity), including the availability of equitable remedies, (iii) procedural requirements of law applicable to the exercise of creditors’ rights generally, and (iv) judicial discretion inherent in the forum addressing enforceability.

2.           The Warrant Shares have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Warrant, including the terms of the Purchase Agreement to the extent referenced in the Warrant, will be validly issued, fully paid and non-assessable.

We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  The foregoing opinions are limited to the laws of the State of Maryland, the applicable provisions of the Maryland Constitution, the laws of the United State of America, and reported judicial decisions interpreting these laws, and we do not express any opinion herein concerning any other law.  The foregoing opinions are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Gordon, Feinblatt, Rothman,
Hoffberger & Hollander, LLC

GORDON, FEINBLATT, ROTHMAN,
HOFFBERGER & HOLLANDER, LLC